LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of August 19, 2003

BETWEEN:

WOLVERTON SECURITIES LTD.

17th FLOOR, 777 DUNSMUIR STREET

VANCOUVER, BRITISH COLUMBIA V7Y 1J5

(the “Lender”)

AND:

INTERNATIONAL LIMA RESOURCES CORP.

SUITE 2000 – 1066 WEST HASTING STREET

VANCOUVER, BRITISH COLUMBIA V6E 3X2

(the “Borrower”)

WHEREAS the Borrower desires to borrow and the Lender is willing to lend to the Borrower one hundred thousand Canadian dollars ($100,000 CDN) upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual convenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS

1.

Where used in this Agreemtn the following words and phrases shall have the following meaning:

1.1

“Agreement” means this agreement and the Schedules hereto, as at any time amended or modified and in effect;

1.2

“Bonus Shares” has the meaning specified in paragraph 3.3;

1.3

“Event of Default” means any event specified in paragraph 7.1;

1.4

“Loan” means the loan by the Lender to the Borrower established pursuant to paragraph 3.1;

1.5

“Note” means a promissory note made by the Borrower with the Lender as payee, substantially in the form set forth in Schedule “A”.

ARTICLE TWO

INTERPRETATION

2.1

Governing Law

This Agreement shall in all respects be construed in accordance with and governed by the laws of the Province of British Columbia.

2.2

Severability

If any one of more of the provisions, contained in this Agreement should be invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

2.3

Parties in Interest

This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

2.4

Headings and Marginal References

The division of this Agreement into articles, paragraphs, subparagraphs and other subdivisions and the insertion of headings are for convenience of reference only an shall not affect the construction or interpretation of this Agreement.

2.5

Currency

All statements of, or references to, dollar amounts in this Agreement mean lawful currency of Canada.

ARTICLE THREE

THE LOAN

3.1

Establishment of the Loan

The Lender agrees, on the terms and conditions set forth in this Agreement, to advance by way of a loan to the Borrower the amount of $100,000 CDN (one hundred thousand Canadian dollars).

3.2

Evidence of Indebtedness

Indebtedness of the Borrower to the Lender in respect of the Loan shall be evidenced by the Promissory Note (the “Note”).  It is a condition precedent to the obligations of the Lender hereunder that the Note shall be made by the Borrower and delivered to the Lender immediately prior to advance of the Loan.

3.3

Interest and Bonus Shares

Interest will be charged for monies borrowed by the Borrower at a rate of 10% per annum.  In addition to this interest, the Borrower will be required to issue to the Lender the Maximum allowable number of bonus shares (“Bonus Shares”) as per the current TSX Venture Exchange Policies for such loan transactions.  The Bonus Shares will be issued from the Borrower’s treasury and will be registered in the name of “Wolverton Securities Ltd.” or as directed by the Lender.

3.4

Repayment of the Loan

The Borrower shall repay the Loan on or before the earlier of September 15, 2003, and the closing date of the Borrower’s proposed Brokered Private Placement currently being sold by the Lender as agent.  Specifically, the Borrower will repay the total amount of the monies loaned plus interest thereon out of the gross proceeds of the Borrower’s Brokered Private Placement financing completed by the Lender (the “Closing”).  Upon repayment of the Loan, the Borrower will also issue to the Lender, Bonus Shares as contemplated in paragraph 3.3.

3.5

Direction to Withhold

Once signed by the Borrower, this agreement serves an irrevocable direction to withhold monies from the Borrower by the Lender.  For greater clarification, the Lender will be able to withhold monies from the gross proceeds of the Borrower’s Brokered Private Placement Financing and any other monies either held on deposit or in accounts in the name of the Borrower or for the beneficial interest of the Borrower, held at the offices of the Lender.

ARTICLE FOUR

THE NOTE

4.1

Costs, Charges and Expenses

The Borrower shall assume and pay all costs, charges and expenses, including reasonable solicitors costs, charges and expenses as between solicitor and his own client, which may be incurred by the Lender in respect of this Agreement or the Note or which may be incurred by the Lender in respect of any proceedings taken or things done by the Lender or on its behalf in connection therewith to collect, protect, realize or enforce the Note.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES

5.1

Representations and Warranties

The Borrower represents and warrants to the Lender as hereinafter set forth:

5.1.1

the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Canada.

5.1.2

the Borrower has all requisite corporate power and authority to enter into this Agreement, to make and deliver the Note and to carry out the obligations contemplated herein and therein;

5.1.3

the Bonus Shares to be issued to the Lender will be duly and validly issued as fully paid and non-assessable;

5.1.4

this Agreement and the Not have been duly and validly authorized, executed and delivered by the Borrower and are valid obligations of it; and

5.1.5

no Event of Default and no event which, with the giving of notice or lapse of time would become an Event of Default, has occurred or is continuing.

5.2

Survival of Representations and Warranties

All representations and warranties made herein shall survive the delivery of this Agreement to the Lender and no investigation at any time made by or on behalf of the Lender shall diminish in any respect whatsoever its rights to rely thereon.  All statements contained in any certificate of other instrument delivered by or on behalf of the Borrower under or pursuant to this Agreement shall constitute representations and warranties made by the Borrower hereunder.

ARTICLE SIX

COVENANTS OF THE BORROWER

6.1

Covenants of the Borrower

The Borrower covenants and agrees with the Lender that at all times during the currency of this Agreement it will:

6.1.1

repay the Loan and interest thereon and all other monies required to be paid to the Lender pursuant to this Agreement, in the manner set forth herein;

6.1.2

issue the Bonus Shares to the Lender pursuant to this Agreement, in the manner set forth herein;

6.1.3

comply with this Agreement and the Note;

6.1.4

provide the Lender with immediate notice of any Event of Default; and

6.1.5

obtain approval for the Loan, the issuance of the Note and the issuance of the Bonus Shares from the TSX Venture Exchange.

ARTICLE SEVEN

EVENT OF DEFAULT

7.1

Definition of Event of Default

The principal balance of the Loan, interest thereon, costs and any other money owing to the Lender under this Agreement shall immediately become payable and the Bonus Shares shall be issued, when due and payable or, unless otherwise waived in writing by the Lender, in any of the following events:

7.1.1

if the Borrower shall default in any payment when the same is due under this Agreement.

7.1.2

if the Borrower commits any default under the Note issued hereunder or pursuant hereto;

7.1.3

if the Borrower shall become insolvent or shall make a general assignment for the benefit if its creditors, or if any order be made or an effective resolution be passed for the winding-up, merger or amalgamation of the Borrower or if the Borrower shall be declared bankrupt or if a custodian or receiver be appointed for the Borrower under the Bankruptcy Act, or if a compromise or arrangement is proposed by the Borrower to its directors or any class of its creditors, or if a receiver or other officer with like powers shall be appointed for the Borrower; and

7.1.4

if the Borrower defaults in observing or performing any other covenant or agreement of this Agreement on its part to be observed or performed and such default shall have continued for a period of seven (7) days after notice in writing has been given by the Lender to the Borrower specifying such default.

ARTICLE EIGHT

GENERAL

8.1

Waiver of Modification

No failure or delay on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right or power preclude any other right or power hereunder.  No amendment, modification or waiver of any condition of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing signed by the Lender.  No notice to or demand on the Borrower shall in any case entitle the Borrower to any other or further notice or demand in similar or other circumstances unless specifically provided for in this Agreement.  Time shall be of the essence hereof.

8.2

Further Assurances

The parties hereto will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement.

8.3

Assignment

The Borrower shall not assign this Agreement or its interest herein or any part hereof except with the prior written consent of the Lender.

8.4

Notices

Any notice, demand or other document required or permitted to be given under the provisions of this Agreement shall be in writing and may be given by delivering same or mailing same by registered mail or sending same by telegram, telex, telecopier, telecommunication device or other similar form of communication addressed as set forth herein.  Any notice, demand or document shall, if delivered, be deemed to have been given or made at the time of delivery; if mailed by registered mail and properly addressed be deemed to have been given or made on the third day following the day on which it was so mailed, provided that if at the time of mailing or between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by Canada Post occurs, then such notice shall be only effective if actually delivered; and if sent by telegraph, telex, telecopier, telecommunication device or other similar form of communication, be deemed to have been given or made on the day following the day on which it was sent.  Any party may give written notice of change of address in the same manner, in which event such notice shall thereafter be given to it as above provided at such changed address.

8.5

Amendments

Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

IN WITNESS WHEREOF the Lender and the Borrower have executed this Agreement under their corporate seals and the hands of their proper officers in that behalf as of the day and year first above written.

The Common Seal of	)
WOLVERTON SECURITIES LTD.	)
Was hereunto affixed in the presence of	)
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The Common Seal of	)
INTERNATIONAL LIMA RESOURCES CORP.	)
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Was hereunto affixed in the presence of	)
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	)	c/s
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PROMISSORY NOTE

Date: August 19, 2003	Amount: $100,000

FOR VALUE RECEIVED, INTERNATIONAL LIMA RESOURCES CORP. (the “Company”) PROMISES TO PAY to the order of WOLVERTON SECURITIES LTD, (the “Payee”), of the 17th Floor, 777 Dunsmuir Street, Vancouver, B.C., V7Y 1J5, the sum of $100,000 together with interest on said principal sum calculated at the rate set out in the Loan Agreement between the two parties dated August 19, 2003, as well as the bonus shares calculated at the rate set out in the Loan Agreement between the two parties dated August 19, 2003.

The Company will pay the principal, interest and bonus shares owing the earlier of September 15, 2003 and/or the first closing of the contemplated Brokered Private Placement, as mentioned in the Loan Agreement between the two parties dated August 19, 2003.

The Company will have the right to prepay all or any monies owing pursuant to this Promissory Note without notice or penalty.

The Company hereby waives presentation for payment, notice of protest, demand for payment and notice of non-payment and specifies that time is particularly to be of the essence of the Promissory Note.

Dated at Vancouver, British Columbia, August 19th , 2003.

The corporate seal of INTERNATIONAL LIMA RESOURCES CORP.
Was hereunto affixed in the presence of:	)
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Authorized Signatory	)	c/s
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Authorized Signatory	)